Exhibit 99.1

ITT REPORTS 2025 SECOND QUARTER EARNINGS PER SHARE (EPS) OF $1.52, ADJUSTED EPS OF $1.64; RAISING FULL YEAR REVENUE AND EPS GUIDANCE

▪16% orders growth (13% organic), driven by pump projects, aerospace and defense awards and rail, surpassing $1.0 billion in orders for the second consecutive quarter
▪7% revenue growth (4% organic), driven by pump projects, aerospace and industrial connectors, share gains in automotive and rail and pricing
▪18.0% operating margin (18.4% adjusted), driven by productivity, higher volumes and pricing
▪Net cash from operating activities of $154 million, up 36% sequentially; free cash flow of $137 million, up 79% sequentially

STAMFORD, Conn., July 31, 2025 – ITT Inc. (NYSE: ITT) today reported financial results for the second quarter ended June 28, 2025. The company reported revenue of $972 million, with growth of 7% (4% organic) versus prior year, driven by pump project shipments in Industrial Process (IP), aerospace and industrial connectors demand and pricing actions in Connect & Control Technologies (CCT) and share gains in automotive and rail in Motion Technologies (MT).
Second quarter operating income of $175 million increased 10% versus prior year on both a GAAP and adjusted basis due to benefits from productivity savings, pricing actions and acquisitions, partially offset by higher material and labor costs. Operating income margin increased 40 basis points to 18.0% versus prior year while adjusted operating margin of 18.4% increased by 30 basis points.
EPS for the second quarter of $1.52 increased 5% versus prior year due to higher operating income and a lower weighted-average share count, partially offset by the loss of earnings from the Wolverine divestiture in 2024, higher tax expense related to special items and higher interest expense. Adjusted EPS of $1.64 increased 10% compared to prior year driven by productivity savings and pricing actions.
Net cash from operating activities for the second quarter of $154 million decreased 3% or $4 million versus prior year primarily driven by timing of vendor payments, offset by higher operating income and customer advance payments. Free cash flow for the quarter of $137 million increased 2% or $3 million versus prior year due to the timing of capital expenditures. On a year to date basis, net cash from operating activities of $267 million was up 24% and free cash flow of $214 million was up 30%.

Table 1. Second Quarter Performance

	Q2 2025	Q2 2024	Change
Revenue	$972.4	$905.9	7.3%
Organic Growth			4.3%
Operating Income	$175.1	$159.7	9.6%
Operating Margin	18.0%	17.6%	40	bps
Adjusted Operating Income	$179.0	$163.9	9.2%
Adjusted Operating Margin	18.4%	18.1%	30	bps
Earnings Per Share	$1.52	$1.45	4.8%
Adjusted Earnings Per Share	$1.64	$1.49	10.1%
Net Cash from Operating Activities	$153.7	$157.7	(2.5)%
Free Cash Flow	$137.3	$134.5	2.1%
Note: all results unaudited; dollars in millions except for per share amounts
Management Commentary
“On the heels of our 2025 Capital Markets Day, ITT delivered a strong Q2, well aligned to the pillars of value creation we outlined in May, showcasing our differentiation through execution, innovation and M&A. Once again, we surpassed $1 billion of orders and entered Q3 with nearly $2 billion in backlog. All segments grew revenues organically whilst operating income grew over twice the rate of sales growth. Cash generation accelerated, growing over 30% year-to-date, enabling us to both invest in our businesses and deploy over half a billion dollars of capital, nearly three times our free cash flow. Finally, our acquisitions continue to perform with large awards and strong profitable growth in the energy transition and on coveted defense platforms. All of this resulted in adjusted EPS growth of 10% for the quarter or 16% excluding the Wolverine divestiture. On the strength of this performance and a less volatile outlook, we are raising our revenue and EPS guidance for 2025. We are confident in ITT’s ability to deliver on our commitments this year and over the long term,” said ITT’s Chief Executive Officer and President Luca Savi.
Table 2. Second Quarter Segment Results

	Revenue			Operating Income			Operating Margin
	Q2 2025	Reported Change	Organic Growth	Q2 2025	Reported Change	Adjusted Change	Q2 2025	Reported Change	Adjusted Change
Motion Technologies	365.7	(4.9)%	3.0%	71.2	—%	1.9%	19.5%	100 bps	140 bps
Industrial Process	355.9	7.6%	5.5%	76.6	15.2%	12.6%	21.5%	140 bps	100 bps
Connect & Control Technologies	251.9	31.3%	4.5%	44.9	26.8%	24.9%	17.8%	(70) bps	(90) bps
Note: all results unaudited; excludes intercompany eliminations of $1.1; comparisons to Q2 2024
Motion Technologies revenue decreased $19 million as higher volumes and favorable foreign currency impacts were more than offset by the Wolverine divestiture. Organic revenue increased $10 million due to strength in Friction original equipment and KONI rail demand. Operating income was flat as benefits from productivity and higher volume were offset by the divestiture of Wolverine and unfavorable foreign currency transaction impacts. Operating margin of 19.5% increased 100 bps compared to prior year.

Industrial Process revenue increased $25 million from strength in pump projects, including Svanehøj, and pricing actions. Operating income increased $10 million primarily due to benefits from pricing, productivity and volume, driving operating margin to 21.5%, an increase of 140 bps compared to prior year.
Connect & Control Technologies revenue increased $60 million primarily driven by the kSARIA acquisition, which closed in September 2024. Organic revenue increased $9 million, primarily due to pricing actions. Operating income increased $10 million primarily due to benefits from pricing and productivity actions and contributions from kSARIA, partially offset by higher labor and material costs and strategic investments. Operating margin of 17.8% decreased 70 bps driven by temporary acquisition amortization.
Quarterly Dividend
The company announced today a quarterly dividend of $0.351 per share on its outstanding common stock. ITT’s Board of Directors approved the cash dividend for the third quarter of 2025, which will be payable on Monday, September 29, 2025 to shareholders of record as of the close of business on Tuesday, September 2, 2025.
2025 Guidance
The company is raising its full-year revenue and EPS guidance ranges, reflecting its strong year-to-date performance and a more stable demand outlook for the second half of 2025. For 2025, ITT now expects total revenue growth of 5% to 7% and organic revenue growth of 3% to 5% (unchanged); operating margin of 17.5% to 18.1% and adjusted operating margin of 18.1% to 18.7%, an increase of 30 to 90 bps; EPS of $5.95 to $6.15 and adjusted EPS of $6.35 to $6.55, representing growth of 8% to 11% for the full year; and free cash flow of $450 million to $500 million, representing free cash flow margin of 12% to 13% for full year 2025 (unchanged).
It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2025 as these items are inherently uncertain and difficult to predict. As a result, we are unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly we have not provided reconciliations for these forward-looking non-GAAP financial measures.
Investor Conference Call Details
ITT’s management will host a conference call for investors on Thursday, July 31, 2025 at 8:30 a.m. Eastern Time. The briefing can be accessed live via a webcast which is available on the company’s website: https://investors.itt.com. A replay of the webcast will be available beginning two hours after the presentation concludes. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Investor Contact            Media Contact
Mark Macaluso            Phil Terrigno
+1 914-641-2064            +1 914-641-2143
mark.macaluso@itt.com        phil.terrigno@itt.com

Safe Harbor Statement
This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) may include, and officers and representatives of ITT may from time to time make and discuss, projections, goals, assumptions, and statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results, the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.
We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “guidance,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.
Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.
Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:
•uncertain global economic and capital markets conditions, which have been influenced by heightened geopolitical tensions, inflation, changes in monetary policies, the threat of a possible regional or global economic recession, trade disputes between the U.S. and its trading partners, political and social unrest, and the availability and fluctuations in prices of energy and commodities, including steel, oil, copper and tin;
•the imposition of new or increased tariffs by the U.S. government, particularly those targeting imports from specific countries, and the potential for retaliatory trade measures by affected countries, which could disrupt global supply chains, increase costs and reduce customer demand;
•fluctuations in interest rates and the impact of such fluctuations on customer behavior and on our cost of debt;
•fluctuations in foreign currency exchange rates and the impact of such fluctuations on our revenues, customer demand for our products and on our hedging arrangements;
•volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
•impacts and risk of liabilities from recent mergers, acquisitions, or venture investments, and past divestitures and spin-offs;
•our inability to hire or retain key personnel;
•failure to compete successfully and innovate in our markets;
•failure to manage the distribution of products and services effectively;
•failure to protect our intellectual property rights or violations of the intellectual property rights of others;
•the extent to which there are quality problems with respect to manufacturing processes or finished goods;
•the risk of cybersecurity breaches or failure of any information systems used by the Company, including any flaws in the implementation of any enterprise resource planning systems;
•loss of or decrease in sales from our most significant customers;
•risks due to our operations and sales outside the U.S. and in emerging markets, including the imposition of tariffs and trade sanctions;
•fluctuations in demand or customers’ levels of capital investment, maintenance expenditures, production, and market cyclicality;
•the risk of material business interruptions, particularly at our manufacturing facilities;
•risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
•fluctuations in our effective tax rate, including as a result of changing tax laws and other possible tax reform legislation in the U.S. and other jurisdictions;
•changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
•failure to comply with the U.S. Foreign Corrupt Practices Act (or other applicable anti-corruption legislation), export controls and trade sanctions; and
•risk of product liability claims and litigation.
More information on factors that could cause actual results or events to differ materially from those anticipated is included in our Annual Report on Form 10-K for the year ended December 31, 2024 (particularly under the caption "Risk Factors"), our Quarterly Reports on Form 10-Q and in other documents we file from time to time with the SEC.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	June 28, 2025	June 29, 2024
Revenue	$972.4	$905.9
Cost of revenue	625.6	589.1
Gross profit	346.8	316.8
General and administrative expenses	85.7	76.8
Sales and marketing expenses	57.0	50.6
Research and development expenses	29.0	29.7
Operating income	175.1	159.7
Interest expense	12.6	7.4
Interest income	(2.4)	(1.6)
Other non-operating expense (income), net	0.7	(0.2)
Income before income tax expense	164.2	154.1
Income tax expense	42.5	33.2
Net income	121.7	120.9
Less: Income attributable to noncontrolling interests	0.7	1.2
Net income attributable to ITT Inc.	$121.0	$119.7

Earnings per share attributable to ITT Inc.:
Basic	$1.53	$1.46
Diluted	$1.52	$1.45

Weighted average common shares – basic	79.0	82.0
Weighted average common shares – diluted	79.4	82.4

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

As of the Period Ended	June 28, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$467.9	$439.3
Receivables, net	796.8	703.0
Inventories	658.7	612.3
Other current assets	137.1	131.2
Total current assets	2,060.5	1,885.8
Non-current assets:
Plant, property and equipment, net	611.8	577.2
Goodwill	1,504.0	1,430.1
Other intangible assets, net	452.8	454.1
Other non-current assets	386.1	384.1
Total non-current assets	2,954.7	2,845.5
Total assets	$5,015.2	$4,731.3
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$448.9	$427.6
Accounts payable	471.5	458.4
Accrued and other current liabilities	501.4	447.2
Total current liabilities	1,421.8	1,333.2
Non-current liabilities:
Non-current portion of long-term debt	622.5	232.6
Postretirement benefits	125.1	119.0
Other non-current liabilities	282.2	260.7
Total non-current liabilities	1,029.8	612.3
Total liabilities	2,451.6	1,945.5
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 78.0 shares and 81.5 shares, respectively	78.0	81.5
Retained earnings	2,791.8	3,115.6
Accumulated other comprehensive income (loss):
Postretirement benefits	0.9	3.2
Cumulative translation adjustments	(314.2)	(421.5)
Total accumulated other comprehensive loss	(313.3)	(418.3)
Total ITT Inc. shareholders’ equity	2,556.5	2,778.8
Noncontrolling interests	7.1	7.0
Total shareholders’ equity	2,563.6	2,785.8
Total liabilities and shareholders’ equity	$5,015.2	$4,731.3

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Six Months Ended	June 28, 2025	June 29, 2024
Operating Activities
Income from continuing operations attributable to ITT Inc.	$229.4	$231.3
Adjustments to income from continuing operations:
Depreciation and amortization	72.7	66.0
Equity-based compensation	17.2	13.7
Other non-cash charges, net	14.2	15.7
Changes in assets and liabilities:
Change in receivables	(51.6)	(60.4)
Change in inventories	(11.9)	(6.5)
Change in contract assets	(6.0)	(20.7)
Change in contract liabilities	34.8	15.5
Change in accounts payable	(9.3)	8.2
Change in accrued expenses	(8.4)	(26.1)
Change in income taxes	(4.6)	(13.3)
Other, net	(9.4)	(7.9)
Net Cash – Operating Activities	267.1	215.5
Investing Activities
Capital expenditures	(53.2)	(50.9)
Acquisitions, net of cash acquired	(0.2)	(407.5)
Other, net	(3.6)	(2.2)
Net Cash – Investing Activities	(57.0)	(460.6)
Financing Activities
Commercial paper, net borrowings	(25.8)	169.5
Long-term debt issued, net of debt issuance costs	748.8	299.1
Long-term debt, repayments	(360.5)	(109.3)
Share repurchases under repurchase plan	(500.8)	(79.0)
Payments for taxes related to net share settlement of stock incentive plans	(13.4)	(12.8)
Dividends paid	(56.2)	(52.6)
Other, net	(0.7)	(1.1)
Net Cash – Financing Activities	(208.6)	213.8
Exchange rate effects on cash and cash equivalents	27.5	(17.2)
Net cash – operating activities of discontinued operations	(0.1)	(0.1)
Net change in cash and cash equivalents	28.9	(48.6)
Less: Cash classified within current assets held for sale	—	(14.9)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.7 and $0.7, respectively)	440.0	489.9
Cash and Cash Equivalents – End of Period (includes restricted cash of $1.0 and $0.9, respectively)	$468.9	$426.4
Supplemental Disclosures of Cash Flow and Non-Cash Information:
Cash paid for Interest	$20.9	$13.7
Cash paid for Income taxes, net of refunds received	$69.2	$69.8
Capital expenditures included in current liabilities	$16.4	$22.4

Key Performance Indicators and Non-GAAP Measures
ITT reviews a variety of key performance indicators including revenue, operating income and margin, earnings per share, order growth, and backlog. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions, and divestitures that may or may not qualify as discontinued operations. Current year activity from acquisitions is excluded for twelve months following the closing date of acquisition. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Prior year revenue and orders are adjusted to exclude activity during the comparable period for twelve months post-closing date for divestitures that do not qualify as discontinued operations. We believe that reporting organic revenue and organic orders provide useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income is defined as operating income adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition- and divestiture-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin is defined as adjusted operating income divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations is defined as income from continuing operations attributable to ITT Inc. adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition- and divestiture-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred and the tax deductibility under local tax rules. Adjusted Income from Continuing Operations per Diluted Share (Adjusted EPS) is defined as adjusted income from continuing operations divided by diluted weighted average common shares outstanding. We believe that adjusted income from continuing operations and adjusted EPS are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provide useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliation of Revenue to Organic Revenue
	Second Quarter 2025
	MT	IP	CCT	Elim	Total
2025 Revenue	$365.7	$355.9	$251.9	$(1.1)	$972.4
Less: Acquisitions	—	4.5	49.7	—	54.2
Less: Foreign currency translation	13.0	2.6	1.8	—	17.4
2025 Organic revenue	$352.7	$348.8	$200.4	$(1.1)	$900.8
2024 Revenue	$384.5	$330.7	$191.8	$(1.1)	$905.9
Less: Divestitures	42.2	—	—	—	42.2
2024 Organic revenue	$342.3	$330.7	$191.8	$(1.1)	$863.7
Organic Revenue Growth - $	$10.4	$18.1	$8.6		$37.1
Organic Revenue Growth - %	3.0%	5.5%	4.5%		4.3%

Reported Revenue Growth - $	$(18.8)	$25.2	$60.1		$66.5
Reported Revenue Growth - %	(4.9)%	7.6%	31.3%		7.3%

Reconciliation of Orders to Organic Orders
	Second Quarter 2025
	MT	IP	CCT	Elim	Total
2025 Orders	$374.8	$439.0	$261.6	$(1.2)	$1,074.2
Less: Acquisitions	$—	$2.4	$50.2	$—	$52.6
Less: Foreign currency translation	$13.4	$7.9	$1.9	$—	$23.2
2025 Organic orders	$361.4	$428.7	$209.5	$(1.2)	$998.4
2024 Orders	$386.6	$350.8	$192.4	$(0.5)	$929.3
Less: Divestitures	$42.2	$—	$—	$—	$42.2
2024 Organic orders	$344.4	$350.8	$192.4	$(0.5)	$887.1
Organic Orders Growth - $	$17.0	$77.9	$17.1		$111.3
Organic Orders Growth - %	4.9%	22.2%	8.9%		12.5%

Reported Orders Growth - $	$(11.8)	$88.2	$69.2		$144.9
Reported Orders Growth - %	(3.1)%	25.1%	36.0%		15.6%

Note: Immaterial differences due to rounding.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliations of Operating Income/Margin to Adjusted Operating Income/Margin
	Second Quarter 2025					Second Quarter 2024 [a]
	MT	IP	CCT	Corporate	ITT	MT	IP	CCT	Corporate	ITT
Reported Operating Income	$71.2	$76.6	$44.9	$(17.6)	$175.1	$71.2	$66.5	$35.4	$(13.4)	$159.7
Restructuring costs	2.1	1.3	(0.2)	—	3.2	1.6	1.6	0.7	—	3.9
Acquisition-related costs	—	—	0.4	—	0.4	—	0.7	—	—	0.7
Other special items	0.5	(0.4)	—	0.2	0.3	(0.4)	—	—	—	(0.4)
Adjusted Operating Income	$73.8	$77.5	$45.1	$(17.4)	$179.0	$72.4	$68.8	$36.1	$(13.4)	$163.9
Change in Operating Income	—%	15.2%	26.8%	31.3%	9.6%
Change in Adjusted Operating Income	1.9%	12.6%	24.9%	29.9%	9.2%

Reported Operating Margin	19.5%	21.5%	17.8%		18.0%	18.5%	20.1%	18.5%		17.6%
Impact of special item adjustments	70 bps	30 bps	10 bps		40 bps	30 bps	70 bps	30 bps		50 bps
Adjusted Operating Margin	20.2%	21.8%	17.9%		18.4%	18.8%	20.8%	18.8%		18.1%
Change in Operating Margin	100 bps	140 bps	-70 bps		40 bps
Change in Adjusted Operating Margin	140 bps	100 bps	-90 bps		30 bps

Note: Immaterial differences due to rounding.
[a] The second quarter 2024 includes a change in accounting principle adjustment increasing the previously reported and adjusted operating income for IP and ITT by $0.7M and adjusted operating margin for IP by 20 basis points. Refer to the ITT Quarterly Report on Form 10-Q for additional information pertaining to the change in accounting principle.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions, except earnings per share; all amounts unaudited)

	Reconciliation of Reported vs. Adjusted Income from Continuing Operating and Diluted EPS
		Income from Continuing Operations			Diluted Earnings per Share
		Q2 2025	Q2 2024 [a]	% Change	Q2 2025	Q2 2024	% Change
	Reported	$121.0	$119.7	1.1%	$1.52	$1.45	4.8%
	Special Items Expense / (Income):
	Restructuring costs	3.2	3.9		0.04	0.04
	Acquisition-related costs	0.4	0.7		0.01	0.01
	Other pre-tax special items	0.3	(0.4)		0.01	—
	Net tax benefit of pre-tax special items	(1.2)	(0.9)		(0.02)	(0.01)
	Other tax-related special items [b][c]	6.6	—		0.08	—
	Adjusted	$130.3	$123.0	5.9%	$1.64	$1.49	10.1%

	Note: Amounts may not calculate due to rounding.
	Per share amounts are based on diluted weighted average common shares outstanding.

[a]
The second quarter 2024 includes a change in accounting principle adjustment increasing the previously reported and adjusted income from continuing operations by $0.5M. Refer to the ITT Quarterly Report on Form 10-Q for additional information pertaining to the change in accounting principle.

[b]	Q2 2025 includes tax expense on distributions of non-U.S. income ($4.3M), tax expense on undistributed foreign earnings ($0.9M), and other tax expense special items ($1.4M).
[c]
Q2 2024 includes a tax benefit to record a net operating loss deferred tax asset related to a prior year acquisition ($2.0M), tax expense on distributions of non-U.S. income ($1.0M), and other tax-related special items ($1.0M).

ITT Inc. Non-GAAP Reconciliation Statements
(In millions, except earnings per share; all amounts unaudited)

Reconciliation of GAAP vs Adjusted EPS Guidance - Full Year 2025

	2025 Full-Year Guidance
	Low	High
EPS from Continuing Operations - GAAP	$5.95	$6.15
Estimated restructuring	0.25	0.25
Other pre-tax special items	0.03	0.03
Tax on special items	(0.06)	(0.06)
Other tax-related special items	0.18	0.18
EPS from Continuing Operations - Adjusted	$6.35	$6.55

Note: The Company has provided forward-looking non-GAAP financial measures for organic revenue growth and adjusted operating margin. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions, and certain other special items that may occur in 2025 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliation of Cash from Operating Activities to Free Cash Flow
	Three Months Ended		Six Months Ended		FY 2025 Guidance
	6/28/2025	6/29/2024	6/28/2025	6/29/2024	Low	High
Net Cash - Operating Activities	$153.7	$157.7	$267.1	$215.5	$575.0	$625.0
Less: Capital expenditures	16.4	23.2	53.2	50.9	125.0	125.0
Free Cash Flow	$137.3	$134.5	$213.9	$164.6	$450.0	$500.0

Revenue	$972.4	$905.9	$1,885.4	$1,816.5	$3,850.0	$3,850.0	[a]

Operating Cash Flow Margin	15.8%	17.4%	14.2%	11.9%	15%	16%
Free Cash Flow Margin	14.1%	14.8%	11.3%	9.1%	12%	13%

[a] Revenue included in the full year 2025 free cash flow margin guidance represents the expected revenue growth mid-point.